Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-172501 and Form S-8 No. 333-238959) pertaining to the Verizon Savings and Security Plan for New York and New England Associates of Verizon Communications Inc. of our report dated June 30, 2020, with respect to the financial statements and supplemental schedule of the Verizon Savings and Security Plan for New York and New England Associates included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Mitchell & Titus, LLP
Mitchell & Titus, LLP
New York, New York

June 30, 2020